Exhibit 4.4

                                  "1990 Plan"
                 [CONFORMED COPY INCORPORATING ALL AMENDMENTS]

                              ANDERSEN GROUP, INC.
                          INCENTIVE AND NON-QUALIFIED
                               STOCK OPTION PLAN


         1. Purpose of Plan. The purpose of this Incentive and Non-Qualified Stock Option Plan (the "Plan") is to advance the interests of Andersen Group, Inc. ("Andersen") by providing a means whereby key executive and management employees and directors of Andersen or its subsidiaries may be given an opportunity to purchase shares of its common stock ("Shares") by exercise of options granted under this Plan. It is intended that options granted under this Plan will either qualify as "incentive stock options" ("ISOs") under section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or will be non-qualified stock options ("NQSOs"). Unless otherwise specified, the term "Options" refers to both ISOs and NQSOs granted under this Plan.

         2. Administration. Plan shall be administered under the supervision of the Board of Directors of Andersen (the "Board"). Subject to the express provisions of this Plan, the Board shall determine in its discretion the persons who shall receive Options, the times when they shall receive the same, and the number of Shares subject to such Options. The Board shall make all other determinations necessary or advisable in the administration of this Plan, which determinations shall be conclusive unless revised by the Board.

         3. Shares Subject to this Plan. The aggregate number of Shares for which Options may be granted shall be 150,000, subject to adjustment upon changes in capitalization of Andersen as provided in paragraph 14. Such Shares may be authorized and


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unissued Shares or may be treasury Shares. If any Option shall expire, lapse or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall (unless this Plan shall have been terminated) again be available for other Options to be granted.

         4. Eligibility. Options may be granted only (i) to employees who are officers or who are otherwise employed in an executive or management capacity by Andersen or its subsidiaries and who shall be determined by the Board to be eligible therefor; and (ii) to directors of Andersen.

         5. Granting of Options. The Board from time to time may designate from among the eligible persons those employees and directors to whom Options shall be granted and the number of Shares which shall be subject to each Option so granted.

         6. Option Period. Each Option shall not be exercisable prior to the expiration of one year from the date on which it is granted, as determined under paragraph 7, and shall expire on a date not later than 10 years after such date of grant; except that an ISO granted to an employee owning, actually or constructively by application of Code Section 425, more that 10 percent of the total combined voting power of all classes of stock of Andersen or of any parent or subsidiary of Andersen shall by its terms not be exercisable after the expiration of five years from the date on which it is granted.

         7. Option Price. The price at which Shares may be purchased under an Option (the "Option Price") shall be fixed by the Board at the time the Option is granted and set forth in the option agreement referred to in paragraph 8. The Option Price under each ISO shall not be less than 100 percent of the fair market value of the Shares subject to the ISO a

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the time the ISO is granted; provided that in the case of an ISO granted to a shareholder- employee described in paragraph 6, the Option Price shall not be less than 110 percent of the fair market value of the Shares subject to the ISO at the time the ISO is granted. The Option Price of each NQSO shall be the fair market value of the Shares subject to the Option at the time of grant, unless otherwise determined by the Board. The fair market value of Shares at the time of the grant of an Option shall be determined for purposes of this Plan in a manner which is consistent with the requirements of the Code. The date on which the Board approves the grant of an Option shall be deemed the date on which the Option is granted.

         8. Option Agreement. Each Option shall be evidenced by an option agreement in the form approved by the Board which agreement shall be signed by the optionee and signed on behalf of Andersen by the President, or a Vice President of Andersen, other than the optionee, and shall be dated as of the date the Option is granted, as determined in paragraph 7. Each option agreement shall state whether the Option evidenced by the agreement is intended to be an ISO or an NQSO which is not to be treated as an ISO.

         9. Exercise of Options. Subject to the other provisions of this Plan, Options may be exercised in whole or in part at any time. Each Option shall be exercised by delivery of written notice to Andersen specifying the number of Shares to be purchased and the date of payment therefor. Andersen shall promptly deliver to the optionee a certificate for the number of shares purchased against payment in full of the Option Price. The optionee shall not have any rights of a stockholder with respect to Shares subject to an Option until such notice is given and such payment is received by Andersen in full.

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         10. Termination of Options. Options, to the extent not exercised, shall terminate upon the earlier of (i) expiration of the option period with respect to such Option, as provided in paragraph 6, or (ii) termination of the optionee's employment with Andersen or service on Andersen's Board of Directors, as the case may be, for any reason other than by reason of the death of the optionee. In the event of the death of an optionee while an employee or director of Andersen, the Options which were otherwise exercisable by the optionee on the date of death shall be exercisable (i) at any time during the option term set forth in paragraph 6 by the designated beneficiaries of such Options, to the extent such beneficiaries are designated in accordance with paragraph 16, and
(ii) to the extent that beneficiaries are not designated in accordance with paragraph 16, by the legal representative of the optionee's estate within 60 days of the appointment of such legal representative.

         11. Non-Transferability of Options. Each Option, granted under this Plan, by its terms, shall be personal to the optionee and not transferable; and, during the lifetime of the optionee, Options shall be exercisable only by him.

         12. Options Granted to Directors. Notwithstanding anything else in this Plan to the contrary, the following provisions shall apply with respect to Options granted to persons who are directors of Andersen, regardless of whether such persons are also employees of Andersen:

         (a) An ISO can be granted to a director only if the director is also an employee of Andersen.

         (b) Not more than 40 percent of the Shares available under the Plan can be subject to Options granted to directors.

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         (c) Not more than 15 percent of the Shares available under the Plan can be subject to Options granted to any single director.

         (d) The Option Price of each Option granted to a director shall not be less than the fair market value of the Shares subject to the Option at the time that the Option is granted.

         (e) The option period under paragraph 6 for each Option granted to a director shall be ten years.

         13. Termination of Employment. Nothing contained in this Plan, or in any Option granted hereunder, shall confer upon an optionee any right to be continued in the employ of Andersen or interfere in any way with the right of Andersen to terminate his employment at any time for any reason.

         14. Adjustment Upon Changes in Capitalization. If an Option is exercised subsequent to any stock dividend or stock split, the number of Shares to which such Option shall be applicable and the Option Price for such Shares shall be appropriately adjusted by the Board. In the event of any such change in the number of outstanding Shares of Andersen, the aggregate number and class of Shares available under this Plan shall be appropriately adjusted by the Board.

         15. Merger of Andersen. If (a) Andersen is not the surviving corporation in the event of a merger or consolidation, (b) Andersen transfers substantially all of its assets to another corporation, or (c) more than eighty percent of the outstanding capital stock of Andersen is acquired by another corporation, unexercised Options outstanding under the Plan may be cancelled by the Board as of the effective date of the merger, consolidation, transfer

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or acquisition. In the event of such cancellation, notice thereof shall be given to each optionee and the optionee shall be given the right during the thirty-day period preceding such effective date to exercise in full those Options granted to him that are fully exercisable under the relevant option agreement as of the end of the thirty-day period. If, however, unexercised and outstanding Options are not cancelled, upon such a merger, consolidation, transfer or acquisition, the relevant option agreements shall be amended by the Board to adjust the Option Price and to provide for receipt, upon exercise of the Option, of common stock or other securities of the surviving or acquiring corporation in a manner that reflects the consideration received by the shareholders of Andersen for their Shares.

         16. Beneficiaries. An optionee can designate a beneficiary to succeed to the optionee's rights under an Option in the event of the death of the optionee. A designation of a beneficiary under an Option shall be on a form prescribed by the Board, signed by the optionee, and filed with Andersen in accordance with procedures prescribed by the Board.

         17. Effective Date and Term of this Plan. This Plan shall become effective upon approval of the stockholders of Andersen. Unless previously terminated in accordance with paragraph 18, this Plan shall terminate on the tenth anniversary of its approval by the Board, after which termination no Option shall be granted hereunder.

         18. Termination, Suspension or Modification. The Board may at any time terminate or suspend operation of this Plan, or make such modifications thereof as it shall deem advisable; provided, however, that the Board may not, without further approval by the stockholders of Andersen, (a) increase the maximum number of Shares for which Options may be granted, (b) change the class of employees eligible to receive Options, (c) increase

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the maximum number of Shares with respect to which directors in the aggregate, or individually, are eligible to receive Options, (d) shorten the period under paragraph 6 during which directors are required to wait before exercising Options, (e) reduce the minimum Option Price at which Options may be granted to directors, (f) extend the period during which Options may be granted to directors or exercised by directors, or (g) alter the option period of Options granted to directors.

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